The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated July 1, 2011

PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 869 to
PROSPECTUS SUPPLEMENT Dated December 23, 2008	Registration Statement No. 333-156423
Dated July , 2011
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Participation Securities due July 30, 2013
Based on the Performance of the Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return

Unlike ordinary debt securities, the Participation Securities due July 30, 2013 Based on the Performance of the Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return, which we refer to as the securities, do not pay interest and do not guarantee the return of any principal at maturity.  Instead, the payment that you will receive at maturity will be an amount of cash based on the performance of the Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return, which we refer to as the index, on the valuation date.  If the index declines in value on the valuation date, the payment at maturity will be less, and may be significantly less, than the $1,000 stated principal amount.  As there is no minimum payment at maturity on the securities, you could lose your entire investment.  The index is a modified version of the S&P GSCI Light Energy Commodity Index – Excess Return and consists of a smaller number of commodity contracts selected based on their strong backwardation characteristics.  For more information about backwardation, please see “Summary of Pricing Supplement.”  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and issue price of each security is $1,000.
•	We will not pay interest on the securities.
•	At maturity, you will receive for each security an amount of cash equal to the product of (i) the stated principal amount and (ii) [1 + (index performance – adjustment factor)].
º	The index performance, which may be positive or negative, will be equal to (i) the final index value minus the initial index value divided by (ii) the initial index value.
➢	The initial index value will equal the closing value of the index on the day we price the securities for initial sale to the public, which we refer to as the pricing date.
➢
The final index value will equal the closing value of the index on July 25, 2013, which we refer to as the valuation date, subject to postponement for non-index business days and certain market disruption events.

º
The adjustment factor will be equal to (i) 0.59% times (ii) the number of days from and including the pricing date to and including the valuation date, divided by 365.  The adjustment factor will reduce the amount payable to you at maturity.

•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 617482VK7. The ISIN for the securities is US617482VK74.

You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

 PRICE $1,000 PER SECURITY

	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Security	$1,000	$22.50	$977.50
Total	$	$	$

(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $22.50 for each security they sell.  See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)  an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities we are offering to you in general terms. You should read the summary together with the more detailed information contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters addressed in “Risk Factors.”

The securities are medium-term notes of Morgan Stanley.  The securities will pay at maturity an amount of cash based on the performance of the Backwardation Enhanced S&P GSCI Light Energy Commodity Index - Excess Return on the valuation date.  Unlike conventional debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity.  If the index declines in value on the valuation date, the payment at maturity will be less, and may be significantly less, than the $1,000 stated principal amount.  As there is no minimum payment at maturity on the securities, you could lose your entire investment.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.

The index is a modified version of the S&P GSCI Light Energy Commodity Index – Excess Return, which we refer to as the light energy index, and consists of a smaller number of commodity contracts selected based on their strong backwardation characteristics.  “S&P GSCITM” is a trademark of Standard & Poor’s Financial Services LLC and has been licensed for use by Morgan Stanley.

Each security costs $1,000
We, Morgan Stanley, are offering our Participation Securities due July 30, 2013 Based on the Performance of the Backwardation Enhanced S&P GSCI Light Energy Commodity Index - Excess Return.  The stated principal amount and issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Furthermore, we expect that the secondary market prices of the securities will be adversely affected by the deduction of the adjustment factor in the calculation of the payment at maturity.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices,” “––The adjustment factor is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

Because the payment at maturity will be calculated based on the index performance, whether positive or negative, as reduced by the adjustment factor equal to 0.59% per annum, the Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return, which we refer to as the index, must increase sufficiently in order for you to receive an amount at maturity at least equal to the stated principal amount of each security.  If the index declines in value over the term of the securities, the amount of cash payable to you at maturity will be further reduced by the same adjustment factor.

No guaranteed return of principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity.  Instead, at maturity, we will pay to you an amount of cash based on the performance of the index on July 25, 2013, which we refer to as the valuation date, subject to postponement for non-index business days and certain market disruption events.

Payout on the securities at maturity	At maturity, you will receive for each security an amount of cash calculated as follows:

$1,000 x [1 + (index performance – adjustment factor)]
where,

index performance	=	final index value – initial index value
initial index value

The initial index value will equal the closing value of the index on the day we price the securities for initial sale to the public, which we refer to as the pricing date.
The final index value will equal the closing value of the index on the valuation date.
The adjustment factor will equal:

0.59%	x	N
365

where,
N = the number of days from and including the pricing date to and including the valuation date.

We illustrate with several hypothetical examples the effect that the adjustment factor will have on the payout to you at maturity in “Hypothetical Payouts on the Securities at Maturity” beginning on PS-6.

Backwardation Enhanced S&P GSCI Light Energy Commodity Index - Excess Return
The index was developed by Morgan Stanley Capital Group Inc., which we refer to as MSCG, in collaboration with Standard & Poor's Financial Services LLC, which we refer to as S&P, and is calculated, maintained and published daily by S&P.  The index is a modified version of the S&P GSCI Light Energy Commodity Index – Excess Return that consists of only the selected components from the light energy index deemed to exhibit stronger backwardation characteristics.  The light energy index is a modified version of the S&P GSCI Excess Return Index that comprises the same commodity contracts as the S&P GSCI Excess Return Index but with reduced exposure to the energy sector.  While the light energy index is composed of 24 commodity contracts, the index is composed of only 9 commodity contracts.  Commodities are in backwardation if prices for the relevant futures contracts are lower in the distant delivery months than in the nearer delivery months, resulting in a “roll yield” when contracts with nearer delivery months, as they approach expiration, are replaced by contracts with distant delivery months.  For more information relating to backwardation, see “Risk Factors––Any significant changes to the backwardation characteristics of the selected components of the index will adversely affect the value of the index” and “Description of Securities––The Index.”  For more information about the index, the light energy index and the S&P GSCI Index, see

“Description of Securities––The Index” in this pricing supplement.
Morgan Stanley Capital Group Inc. will be the calculation agent
We have appointed our affiliate MSCG to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior notes.  As calculation agent, MSCG will determine the initial index value, the final index value, the index performance and the adjustment factor and will calculate the payment you will receive at maturity, if any.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the securities, Morgan Stanley & Co. LLC, which is our wholly-owned subsidiary and which we refer to as MS & Co., will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-32.

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying your broker.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities
The securities are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes” and the section of the prospectus called “Description of Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you.  For a detailed description of the terms of the securities, you should read the “Description of Securities” section in this pricing supplement. You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.”  The tax and accounting treatment of investments in the securities may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities––United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

At maturity, for each $1,000 stated principal amount of securities that you hold, you will receive at maturity an amount in cash calculated as follows:

$1,000 x [1 + (index performance – adjustment factor)]

where,

index performance	=	final index value – initial index value
initial index value

adjustment factor	=	0.59%	x	N
365

and,

     N = the number of days from and including the pricing date to and including the valuation date.

Assuming N equals 730 (i.e., exactly two years), the adjustment factor will equal 1.18%.

You will be fully exposed to the upside and downside performance of the index but the payment at maturity will be calculated based on the percentage change in the index as reduced by the adjustment factor described above.

Presented below are hypothetical examples showing how the payout on the securities at maturity is calculated.  The hypothetical initial index values, final index values, index performances and payment at maturity set forth below are for illustrative purposes only.  The adjustment factor for each example is assumed to be 1.18%.

Example 1:  The level of the index increases significantly from the initial index value.  Investors receive more than the $1,000 per security invested.

Hypothetical initial index value: 900 Hypothetical final index value: 1,260 Hypothetical index performance: (1,260 – 900)/900	= 40.00%
Hypothetical payment at maturity (per security)	= $1,000 x [1 + (index performance – adjustment factor)] = $1,000 x [1 + (40.00% – 1.18%)] = $1,000 x (1 + 38.82%) = $1,388.20

In the above example, the final index value is 40.00% above the initial index value.  As investors participate fully in the upside performance of the index less the adjustment factor, they receive a 38.82% return on their investment.

Example 2:  The level of the index increases slightly from the initial index value, but the slight increase in the index is outweighed by the adjustment factor.  Investors receive less than the $1,000 per security invested.

Hypothetical initial index value: 900 Hypothetical final index value: 909 Hypothetical index performance: (909 – 900)/900	= 1.00%
Hypothetical payment at maturity (per security)	= $1,000 x [1 + (index performance – adjustment factor)] = $1,000 x [1 + (1.00% – 1.18%)] = $1,000 x (1 – 0.18%) = $998.20

In the above example, the final index value is 1.00% above the initial index value.  Although investors participate fully in the upside performance of the index, because of the adjustment factor equal to 1.18% in this example, they lose 0.18% on their investment.

Example 3:  The level of the index decreases significantly from the initial index value.  Investors receive less than the $1,000 per security invested.

Hypothetical initial index value: 900 Hypothetical final index value: 540 Hypothetical index performance: (540 – 900)/900	= – 40.00%
Hypothetical payment at maturity (per security)	= $1,000 x [1 + (index performance – adjustment factor)] = $1,000 x [1 + (– 40.00% – 1.18%)] = $1,000 x [1 + (– 41.18%)] = $588.20

In the above example, the final index value is 40.00% below the initial index value.  As investors are fully exposed to the downside performance of the index in addition to the adjustment factor, they lose 41.18% on their investment.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities that repay a fixed principal amount and pay interest.  Because the payment at maturity will be an amount of cash based on the performance of the Backwardation Enhanced S&P GSCI Light Energy Commodity Index - Excess Return, there is no guaranteed return of any principal at maturity.  This section describes the most significant risks relating to the securities.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest and do not guarantee return of any principal
The terms of the securities differ from ordinary debt securities in that you will not be paid interest and you are not guaranteed the return of any of your principal at maturity. The return on your investment in the securities may be less than the amount that would be paid on an ordinary debt security and actually may be negative. The payout to you at maturity will be a cash amount that may be worth less, and potentially significantly less, than the $1,000 principal amount of each security.  As there is no minimum payment at maturity, you could lose your entire investment in the securities.

The market price of the securities will be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the value of the index at any time will affect the value of the securities more than any other single factor.  Other factors that may influence the value of the securities include:

• the volatility (frequency and magnitude of changes in value) of the index at any time;
• the market prices of the commodities and the commodity contracts underlying the index, and the volatility of such prices;
• trends of supply and demand for the commodities underlying the index at any time;
• interest and yield rates in the market;

•  geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the commodity contracts underlying the index or commodities generally and that may affect the value of the index on the valuation date; and

• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the issue price, if market interest rates rise or the level of the index is at, below or not sufficiently above the initial index value. This could happen, for example, if the value of the index declines or due to a discount reflected in the trading prices of the securities.

You cannot predict the future performance of the index based on its historical performance.  In addition, there can be no assurance that the index will increase or that the value of the index on the valuation date will exceed the initial value of the index by a sufficient amount to compensate for the effect of the adjustment factor equal to 0.59% per annum such that you will receive at maturity a payment that is greater than the stated principal amount of the securities.
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

An investment in the securities will expose you to concentrated risk to a limited number of commodities underlying the index
Whereas the S&P GSCITM Light Energy Commodity Index – Excess Return, on which the index is based, consists of futures contracts on 24 different commodities, the index consists of contracts on only 9 commodities.  As described in more detail under “Description of Securities––The Index,” the index consists of futures contracts on only one commodity from each of the metals, grains, softs and livestock sectors that have been selected at the beginning of the relevant year as commodities exhibiting the highest level of backwardation and on all energy commodities except for natural gas.  As a result, the index does not provide as diversified an exposure to commodities as the broad-based S&P GSCITM Light Energy Commodity Index – Excess Return, and an investment in the securities may therefore bear risks similar to a securities investment concentrated in a limited number of commodities.

Any significant changes to the backwardation characteristics of the selected components of the index will adversely affect the value of the index
The S&P GSCITM Light Energy Commodity Index – Excess Return, on which the index is based, is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in January may specify a February expiration.  As time passes, the contract expiring in February is replaced by a contract for delivery in March.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the February contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.”

The index consists of futures contracts on five out of the six energy commodities (except natural gas) included in the S&P GSCITM Light Energy Commodity Index – Excess Return and on only one commodity from each of the metals, grains, softs and livestock sectors that have been selected at the beginning of the relevant year as commodities exhibiting the highest level of backwardation.  Because the index composition or weightings will remain static except as adjusted at yearly rebalancings, any decrease in the backwardation characteristics exhibited by the selected components or reversal in the trend, resulting in the applicable components exhibiting contango and the consequent negative “roll yields,” would adversely affect the value of the index and, accordingly, the value of the securities.  While the index attempts to outperform the S&P GSCITM Light Energy Commodity Index – Excess Return by tracking the commodities exhibiting stronger backwardation characteristics at yearly rebalancings, there can be no assurance that the index will in fact outperform the S&P GSCITM Light Energy Commodity Index – Excess

Return in either the short or long run.
There is limited historical information for the index
The index has been calculated and publicly disseminated since July 1, 2010, and the levels of the index for the earlier period has been calculated retrospectively on a hypothetical basis with an initial index level of 282.9862 on the index base date of January 3, 2000.  Because there is limited historical information for the index, your investment in the securities may involve a greater risk than investing in securities linked to one or more indices with an established record of performance.

Not equivalent to investing in the index	Investing in the securities is not equivalent to investing in the index or the commodity futures contracts that underlie the index.

The adjustment factor will have the effect of reducing your participation in the index
Because the payment at maturity will be calculated based on the index performance, whether positive or negative, as reduced by the adjustment factor equal to 0.59% per annum, the index must increase sufficiently in order for you to receive an amount at maturity at least equal to the stated principal amount for each security.  If the index declines in value over the term of the securities, the amount of cash payable to you at maturity will be further reduced by the same adjustment factor.

Investments linked to commodities are subject to sharp fluctuations in commodity prices
Investments, such as the securities, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the settlement price of the index and the value of your securities in varying and potentially inconsistent ways.

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities
The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the index and, therefore, the value of the securities.

The index may in the future include contracts that are not traded on regulated futures exchanges
The index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  At present, the index continues to be composed exclusively of regulated futures contracts.  As described below, however, the index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Adjustments to the index could adversely affect the value of the securities
The publisher of the index may substitute the commodity contracts constituting the index or make other methodological changes that could change the value of the index.  The index publisher may discontinue or suspend calculation or publication of the index at any time. Any of these actions could adversely affect the value of the securities.  Where the index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

The securities will not be listed on any securities exchange and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The adjustment factor reflected in the calculation of the payment at maturity is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be lower than the issue price, since secondary market prices will be adversely affected by the fact that the adjustment factor will reduce the payment at maturity in all circumstances even if the level of the index has not changed.  As noted above, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MSCG will determine the initial index value, the final index value, the index performance, the adjustment factor and will calculate the payment that you will receive at maturity.  Determinations made by MSCG in its capacity as the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or the value of the index in the event of a market disruption event, may adversely affect the payout to you at maturity.  See “Description of Securities—Valuation Date” and “—Market Disruption Event.”

Hedging and trading activity by our subsidiaries could potentially affect the value of the securities
One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the index), including trading in swaps or futures contracts on the index and on the commodity contracts underlying the index.  Some of our subsidiaries also trade in financial instruments related to the index or the prices of the commodity contracts underlying the index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the value of the index on the pricing date and, as a result, could increase the value at which the index must be on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the index and, accordingly, the amount of cash you will receive at maturity, if any.

The U.S. federal income tax consequences of an investment in the securities are uncertain
Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined in this pricing supplement have the meanings given to them in the accompanying prospectus supplement.  The term “Security” refers to each $1,000 Stated Principal Amount of any of our Participation Securities due July 30, 2013 Based on the Performance of the Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return (the “Index”).  In this pricing supplement, the terms “we,”  “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Maturity Date	July 30, 2013, subject to extension as described in the following paragraph.

If the Valuation Date is postponed in accordance with the definition thereof so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following that Valuation Date as postponed.  See “—Valuation Date” below.

Issue Price	$1,000 per Security

Stated Principal Amount	$1,000 per Security

Denominations	$1,000 and multiples thereof

Pricing Date	July 25, 2011

Issue Date (Settlement Date)	July 28, 2011

CUSIP Number	617482VK7

ISIN	US617482VK74

Interest Rate	None

Payment at Maturity	At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash equal to:

Stated Principal Amount x [1 + (Index Performance – Adjustment Factor)]

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Index Performance	The Index Performance will equal (i) the Final Index Value minus the Initial Index Value divided by (ii) the Initial Index Value and may be expressed by the following formula:

Index Performance	=	Final Index Value – Initial Index Value
Initial Index Value

Adjustment Factor	The Adjustment Factor will equal:

0.59%	x	N
365

where,
N = the number of days from and including the Pricing Date to and including the Valuation Date
Initial Index Value	, the Index Closing Value on the Pricing Date.
If there is a Market Disruption Event on the Pricing Date, the Initial Index Value will be determined in accordance with the mechanics described in the second paragraph under “––Valuation Date” below.

If the Initial Index Value as finally published by the Index Publisher, as determined by the Calculation Agent, differs from the Initial Index Value specified in this pricing supplement, we will include the definitive Initial Index Value in an amended pricing supplement.

Final Index Value	The Index Closing Value on the Valuation Date, as determined by the Calculation Agent.
Index Closing Value
The Index Closing Value on any Index Business Day will equal the official settlement price of the Index published by the Index Publisher, or any Successor Index (as defined under “—Discontinuance of the Index; Alteration of Method of Calculation”).  In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Index described under “—Discontinuance of the Index; Alteration of Method of Calculation.”

Reuters and various other third party sources may report the official settlement price of the Index.  If any such reported price differs from that as determined by the Index Publisher or its successor, the official settlement price published by the Index Publisher or successor will prevail.

Valuation Date
July 25, 2013; provided that if the scheduled Valuation Date is not an Index Business Day, the Valuation Date shall be the next succeeding Index Business Day; provided further that if a Market Disruption Event relating to the Index or one or more commodity contracts underlying the Index (each, an “index contract”) occurs on the scheduled Valuation Date, the Index Closing Value for the

Valuation Date shall be determined in accordance with the next succeeding paragraph.

If a Market Disruption Event relating to the Index or any index contract occurs on the scheduled Valuation Date, the Calculation Agent will calculate the Index Closing Value using as a price (i) for each index contract that did not suffer a Market Disruption Event on the scheduled Valuation Date, the official settlement price of such index contract on such date and (ii) for each index contract that did suffer a Market Disruption Event on such date, the official settlement price of such index contract on the first succeeding Trading Day on which no Market Disruption Event is existing with respect to such index contract; provided that, if a Market Disruption Event occurs with respect to such index contract on each of the three Trading Days immediately succeeding the scheduled Valuation Date, the Calculation Agent will use a price for such index contract equal to the arithmetic mean, as determined by the Calculation Agent on the third Trading Day immediately succeeding the scheduled Valuation Date, of the prices of such index contract determined by at least three independent leading dealers, selected by the Calculation Agent, in the underlying market for such index contract, taking into consideration the latest available quote for such index contract and any other information in good faith deemed relevant by such dealers.  Quotations of Morgan Stanley & Co. LLC (“MS & Co.”), Morgan Stanley Capital Group Inc. (“MSCG”) or any of their affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotations obtained.  In the event prices from at least three dealers are not obtained, the Calculation Agent will make a good faith estimate of the price of the relevant index contract and, using that price, determine the Index Closing Value.  In calculating the Index Closing Value in the circumstances described in this paragraph, the Calculation Agent shall use the formula for calculating the Index last in effect prior to the occurrence of a Market Disruption Event.

Trading Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange(s) for the applicable commodity contracts.
Index Business Day	Any day on which the official settlement price of the Index is scheduled to be published.
Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Market Disruption Event
Market Disruption Event means, with respect to the Index or any index contract, any of a Price Source Disruption, Trading Disruption, Disappearance of Commodity Reference Price, Tax Disruption, Material Change in Formula or Material Change in Content, in each case, as determined by the Calculation Agent.

Price Source Disruption
Price Source Disruption means a (i) the temporary failure of the Index Publisher to announce or publish the Index Closing Value (or the value of any Successor Index, if applicable) (or the information necessary for determining the Index Closing Value (or the value of any Successor Index, if applicable)) or (ii) the temporary discontinuance or unavailability of the Index.

Trading Disruption	Trading Disruption means the material suspension of, or material limitation imposed on, trading in any of the index contracts on the Relevant Exchange for such contract.
Disappearance of Commodity
Reference Price
Disappearance of Commodity Reference Price means either (i) the failure of trading to commence, or the permanent discontinuance of trading in any of the index contracts on the Relevant Exchange, (ii) the disappearance of, or of trading in, any of the commodities underlying the Index or (iii) the disappearance or permanent discontinuance or unavailability of the Index Closing Value, notwithstanding the availability of the price source or the status of trading in the relevant futures contracts.

For purposes of this definition, a discontinuance of publication of the Index shall not be a Disappearance of Commodity Reference Price if MSCG shall have selected a Successor Index in accordance with “—Discontinuance of the Index; Alteration of Method of Calculation.”

Material Change in Formula	Material Change in Formula means the occurrence since the date of this pricing supplement of a material change in the formula for, or the method of calculating, the Index Closing Value.
Material Change in Content	Material Change in Content means the occurrence since the date of this pricing supplement of a material change in the content, composition or constitution of the Index.
Tax Disruption
With respect to any index contract, Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, such index contract (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price of such index contract on any day that would otherwise be the Valuation Date from what it would have been without that imposition, change or removal.

Relevant Exchange	Relevant Exchange means the primary exchange or market of trading for any contract or commodity then included in the Index or any Successor Index.
Discontinuance of the Index;
Alteration of Method of Calculation	If, following the Original Issue Date, the Index Publisher discontinues publication of the Index and the Index Publisher or another entity (including MSCG or MS & Co.) publishes a successor or substitute index that MSCG, as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, following the Original Issue Date, the Index Publisher ceases to publish the Index and no other entity undertakes to publish a commodity index using the same methods of computation and the same composition of futures contracts as in effect immediately prior to such cessation, then the Index Closing Value will be calculated by the Calculation Agent in accordance with the formula used to calculate the Index and composition of the futures contracts of the Index on the last day on which the Index was published.

If the Index Publisher changes its method of calculating the Index in any material respect that the Calculation Agent determines, in its sole discretion, not to be a Material Change in Formula, the Calculation Agent may make adjustments necessary in order to arrive at a calculation of value comparable to the Index as if such changes or modifications had not been made and calculate any Index Closing Value in accordance with such adjustments.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Securities.

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The

Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.
Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A.)
Agent	MS & Co.
Calculation Agent	MSCG and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value and the Final Index Value or whether a Market Disruption Event has occurred.  See “—Discontinuance of the Index; Alteration of Method of Calculation” and “––Market Disruption Event.”  MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.  See also “Risk Factors––The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.”

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities (the “Acceleration Amount”) shall be determined by the Calculation Agent and shall be an amount in cash, if any, equal to the Payment at Maturity, if any, calculated using the Index Closing Value as of the date of such acceleration as the Final Index Value.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Index Publisher	Standard & Poor’s Financial Services LLC (“S&P”) and any successor publisher thereof.
The Index	Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return.

We have derived all information regarding the Index contained in this pricing supplement including, without limitation, its make-up and method of calculation from publicly available information.  We make no representation or warranty as to the accuracy or completeness of such information.

The Index was developed by MSCG in collaboration with S&P and is calculated, maintained and published daily by S&P.  The Index is based upon the S&P GSCI Light Energy Index described below, which is in turn based upon the S&P GSCI™ Index described further down below.  The S&P GSCI Excess Return Index incorporates the returns of the S&P GSCI™ Spot Index as well as the discount or premium obtained by “rolling” hypothetical positions in such contracts forward as they approach delivery.  The S&P GSCI Spot Index is based on price levels of the contracts included in the S&P GSCI Index.

S&P GSCI Light Energy Index

The S&P GSCI Light Energy Index (the “Light Energy Index”), on which the Index is directly based, is composed of the same commodity futures contracts as the S&P GSCI Index but with those weights for contracts in the energy sector having been divided by 4.  Because the weights of energy-related S&P GSCI Index commodities are reduced in the Light Energy Index relative to the S&P GSCI Index, the relative weights of the remaining S&P GSCI Index commodities are necessarily increased.  As a result, although the Light Energy Index contains all of the S&P GSCI Index commodities that are included in the S&P GSCI Index, they are not world-production weighted in the same manner as the S&P GSCI Index.

The Light Energy Index consists of the following commodity contracts that are divided into the following sectors:

Sector	Components
Energy	WTI Crude Oil, Brent Crude, Natural Gas, Gasoline RBOB, Heating Oil, Gasoil
Metals	Copper, Aluminium, Lead, Nickel, Zinc, Gold, Silver
Grains	Wheat, Kansas Wheat, Corn, Soybeans

Livestock	Lean Hogs, Live Cattle, Feeder Cattle
Softs	Coffee, Sugar, Cocoa, Cotton

Backwardation Enhanced S&P GSCI Light Energy Index

The Index is a modified version of the S&P GSCI Light Energy Index that favors the components in the Light Energy Index that are in backwardation.

At the start of each year, components with the highest annualized roll return in each sector except the energy sector are selected for inclusion in the Index and the weight of the corresponding sector as a whole in the Light Energy Index is assigned to that component in the Index.  Roll return for a component is the difference between the Excess Return and the Spot Return versions of the S&P GSCI sub-index for that component.  For the energy sector, all components except natural gas are included in the Index.  The following is a list of the commodity contracts included in the Index (and the sector they represent) and the respective weightings as of June 2011:

Sector	Components	Weightings
Energy	WTI Crude Oil, Brent Crude, Gasoline RBOB, Heating Oil, Gasoil	36%
Metals	Copper	24%
Grains	Soybeans	21%
Livestock	Live Cattle	9%
Softs	Sugar	10%

The Index employs a modified roll period that occurs, for the months of February through December (both inclusive), from the first to fourth S&P GSCI business day of the relevant month.  For the month of January, roll period occurs from the fifth to ninth S&P GSCI business day of the month.

The S&P GSCI™-ER

The S&P GSCI™-ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy.  The S&P GSCI™-ER represents the return of a portfolio of commodity futures contracts included in the S&P GSCI™, the composition of which, on any given day, reflects the CPW and “roll weights” of the contracts included in the S&P GSCI™ (discussed below).

Value of the S&P GSCI™-ER

The value of the S&P GSCITM-ER on any given day is equal to the product of (i) the value of the S&P GSCITM-ER on the immediately preceding day multiplied by (ii) one plus the contract daily return on the day on which the calculation is made.  The value of the S&P GSCITM-ER is indexed to a normalized value of 100 on January 2, 1970.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCI™, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the S&P GSCI™ on the preceding day, minus one.

The total dollar weight of the S&P GSCI™ is the sum of the dollar weight of each of the underlying commodities.  The dollar weight of each such commodity on any given day is equal to (i) the daily contract reference price, (ii) multiplied by the appropriate CPWs and, (iii) during a roll period, the appropriate “roll weights” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day.  In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI™ calculation.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration.  Since the S&P GSCI™ is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI™ also takes place over a period of days at the beginning of each month (referred to as the “roll period”).  On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI™ is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: (i) no daily contract reference price is available for a given contract expiration; (ii) any such price represents the maximum or minimum price for such contract month, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time (in such event, S&P may determine a daily contract reference price and complete the relevant portion of the roll based on such price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or (iv) trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.
The S&P GSCITM

The S&P GSCI™ is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria.  The S&P GSCI™ is designed to be a measure of the performance over time of the markets for these commodities.  The only commodities represented in the S&P GSCI™ are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries.  The commodities included in the S&P GSCI™ are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCI™ are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI™ has been normalized such that its hypothetical level on January 2, 1970 was 100.  Futures contracts on the S&P GSCI™, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

Set forth below is a summary of the composition of and the methodology currently used to calculate the S&P GSCI™.  The methodology for determining the composition and weighting of the S&P GSCI™ and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI™, as described below.  S&P makes the official calculations of the S&P GSCI™.

The Index Advisory Panel established by S&P to assist it in connection with the operation of the S&P GSCI™ generally meets once each year to discuss the composition of the S&P GSCI™.  The Index Advisory Panel may, if necessary or practicable, meet at other times during the year as issues arise that warrant its consideration.

Composition of the S&P GSCI
In order to be included in the S&P GSCI™ a contract must satisfy the following eligibility criteria:

• The contract must be in respect of a physical commodity and not a financial commodity.

•  The contract must (a) have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and (b) at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and (c) be traded on a trading facility which allows market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the S&P GSCI™ that, at any given point in time, will be involved in rolls to be effected in the next three roll periods.

•  The commodity must be the subject of a contract that is (a) denominated in U.S. dollars and (b) traded on or through an exchange, facility or other platform (referred to as a trading facility) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that meets other criteria relating to the availability of market price quotations and trading volume information, acceptance of bids and offers from multiple participants or price providers and accessibility by a sufficiently broad range of participants.

•  The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the daily contract reference price) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI™.

•  At and after the time a contract is included in the S&P GSCI™, the daily contract reference price for such contract must be published between 10:00 A.M. and 4:00 P.M., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded.

•  For a contract to be eligible for inclusion in the S&P GSCI™, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

• Contracts must also satisfy volume trading requirements and certain percentage dollar weight requirements to be eligible for inclusion in the S&P GSCI™.
The contracts currently included in the S&P GSCI are all futures contracts traded on the New York Mercantile Exchange, Inc., the Chicago Mercantile Exchange, the Chicago Board of Trade, the

InterContinental Exchange, the Kansas City Board of Trade, the Commodities Exchange, Inc. and the London Metal Exchange. The futures contracts included in the S&P GSCI, their reference percentage dollar weights (“RPDW”), their market symbols, the exchanges on which they are traded and their contract production weights for 2011 are:

Commodity 2010*	RPDW	Market Symbol	Trading Facility	2011 CPW
Wheat (Chicago)	3.00%	W	CBT	18,188.56
Wheat (Kansas)	0.69%	KW	KBT	4,134.2
Corn	3.37%	C	CBT	28,210.87
Soybeans	2.36%	S	CBT	7,708.699
Coffee “C”	0.76%	KC	ICE-US	16,710
Sugar #11	2.25%	SB	ICE-US	340,773.4
Cocoa	0.39%	CC	ICE-US	4.015306
Cotton #2	1.24%	CT	ICE-US	51,632.55
Lean Hogs	1.59%	LH	CME	70,271.76
Cattle (Live)	2.59%	LC	CME	91,458.23
Cattle (Feeder)	0.44%	FC	CME	13,417.1
Oil (WTI Crude)	34.71%	CL	NYM/ICE	14,314
Oil (#2 Heating)	4.66%	HO	NYM	72,571.85
Oil (RBOB)	4.67%	RB	NYM	72,504.78
Oil (Brent Crude)	15.22%	LCO	ICE-UK	6,262.977
Oil (Gasoil)	6.30%	LGO	ICE-UK	313.6761
Natural Gas	4.20%	NG	NYM/ICE	28,797.24
Aluminum (High Gd Prim)	2.70%	MAL	LME	41.288
Copper - Grade A	3.66%	MCU	LME	16.62
Standard Lead	0.51%	MPB	LME	7.574
Primary Nickel	0.82%	MNI	LME	1.286
Zinc (Special High Grade)	0.72%	MZN	LME	10.68
Gold	2.80%	GC	CMX	78.12632
Silver	0.36%	SI	CMX	649.4452

_________________
* Due to rounding, the reference percentage dollar weights may not equal exactly 100.00%. Reference percentage dollar weights are based on the settlement prices for the twelve months ending August 2010 and are calculated for contracts on the basis of the proposed composition of the S&P GSCI.  In addition, the futures contracts included in the S&P GSCI, their percentage dollar weights and their contract production weights, among other matters, may change from time to time.

The quantity of each of the contracts included in the S&P GSCI is generally determined on the basis of a five-year average (referred to as the “world production average”) of the production quantity of the underlying commodity.

The five-year moving average is updated annually for each commodity included in the S&P GSCI, based on the most recent five-year period (ending approximately one-and-one-half years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. To ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the contract production weight of the contract is reduced until the threshold is satisfied.

The Index Publisher performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCI is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the S&P GSCI to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the S&P GSCI will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, the Index Publisher reevaluates the composition of the S&P GSCI, in consultation with the Index Committee, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the S&P GSCI. Commodities included in the S&P GSCI which no longer satisfy such criteria, if any, will be deleted.

The Index Publisher, in consultation with the Index Committee, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCI are necessary or appropriate in order to assure that the S&P GSCI represents a measure of commodity market performance. The Index Publisher has the discretion to make any such modifications, in consultation with the Index Committee.

Calculation of the S&P GSCI™
The value of the S&P GSCI™ on any given day is equal to the total dollar weight of the S&P GSCI™ divided by a normalizing constant that assures the continuity of the S&P GSCI™ over time.

Contract Expirations

Because the S&P GSCI™ is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.”  The contract expirations included in the S&P GSCI™ for each commodity during a given year are designated by S&P, in consultation with the Index Advisory Panel, provided that each such contract must be an “active contract.”  An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCI™ will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P.  If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity.  The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI™.  To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI™.

Indicative and Historical Information
The following table sets forth the published high, low and end-of-quarter Index Closing Values for each quarter in the period from July 1, 2010 through June 29, 2011.  The closing value of the Index on June 29, 2011 was 935.6566.  Also set forth below are indicative values of the Index for each quarter in the period from January 1, 2006 through June 30, 2010.  Because S&P began public dissemination of the Index on July 1, 2010, the values of the Index set forth below prior to July 1, 2010 were calculated on a hypothetical basis by MSCG as though the Index had been published during that period, using the current calculation methodology for the Index.  We obtained the information for the historical and indicative values from Bloomberg Financial Markets without independent verification.

The historical or indicative performance of the Index should not be taken as an indication of its future performance, and no assurance can be given as to the level of the Index on the Valuation Date.
Backwardation Enhanced S&P GSCI Light Energy Commodity Index - Excess Return
	High	Low	End of Period
2006
First Quarter	793.7657	726.2172	777.6753
Second Quarter	933.3114	777.6753	882.5852
Third Quarter	923.0341	762.5091	775.4480
Fourth Quarter	776.3829	724.2214	727.7066
2007
First Quarter	759.6346	658.8479	759.6346
Second Quarter	799.8217	755.8757	799.8217
Third Quarter	884.2514	755.5294	876.8058
Fourth Quarter	943.3765	848.2724	930.1619
2008
First Quarter	1,087.5150	899.0001	997.8320
Second Quarter	1,232.5050	995.4751	1,232.5050
Third Quarter	1,272.8480	896.5421	899.8368
Fourth Quarter	888.2389	496.8625	548.9236
2009
First Quarter	586.3287	485.2170	552.8039
Second Quarter	709.4544	549.2391	674.6855
Third Quarter	746.3570	616.5953	713.0449
Fourth Quarter	791.4260	688.7744	791.4260
2010
First Quarter	818.9651	710.1672	770.7719
Second Quarter	793.2245	664.3495	689.5290
Third Quarter	797.1960	676.1036	797.1960
Fourth Quarter	942.3576	792.2217	942.3576
2011
First Quarter	997.6937	917.6843	985.5393
Second Quarter (through June 29, 2011)	1,011.7000	902.8173	935.6566

The following graph illustrates the trends of the indicative and historical closing values of the Index from January 1, 2006 through June 29, 2011.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The Original Issue Price of the Securities includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in swaps and futures contracts on the commodity contracts underlying the Index or positions in any other available instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the value of the Index and, accordingly, could increase the Initial Index Value, and, therefore, the value at which the Index must close on the Valuation Date before you would receive at maturity an amount in cash that is at least equal to or greater than the Stated Principal Amount of the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling swaps and futures contracts on the commodities underlying the Index or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of the Index and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any.
License Agreement between S&P
and Morgan Stanley
S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Index, which is owned and published by S&P, in connection with securities, including the Securities.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Securities are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Securities.  The Corporations make no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the Index to track general agricultural commodity market performance.  The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the Index and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the Index which is determined, composed and calculated by S&P without regard to the Licensee or the Securities.  S&P has no obligation to take the needs of the Licensee or the owners of the Securities into consideration in determining, composing or calculating the Index.  The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the Securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE

CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®” and “S&P GSCITM” are trademarks of Standard & Poor's Financial Services LLC and have been licensed for use by Morgan Stanley.  The Securities have not been passed on by the Corporations as to their legality or suitability.  The Securities are not issued, endorsed, sold or promoted by the Corporations.  THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE SECURITIES.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section

408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many plans, the Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of the Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may distribute the Securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  The Agent may allow a concession not in excess of $22.50 per Security to MSSB.  After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities in the open market to stabilize the price of the

Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging.”

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from

Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.
Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));
(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
United States Federal
Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
• certain financial institutions;
• insurance companies;
• dealers and certain traders in securities, commodities or foreign currencies;
• investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction;
• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General
Under current law, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or courts agree with the treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Securities described above.

Tax Consequences to U.S. Holders
This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• a citizen or resident of the United States;
• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term “U.S. Holder” also includes certain former citizens and residents of the United States.
Tax Treatment of the Securities

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities at Maturity.  Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon sale, exchange or settlement of a Security should be long-

term capital gain or loss if the U.S. Holder has held the Security for more than one year at such time.
Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  It is possible, for example, that a Security could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•  a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or
• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of a Security
Assuming the treatment of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
• the certification requirement described below has been satisfied with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax
Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S.

federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a Security” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability.